February 24, 2004	Mayer, Brown, Rowe & Maw LLP 190 South La Salle Street Chicago, Illinois 60603-3441 Main Tel (312) 782-0600 Main Fax (312) 701-7711 www.mayerbrownrowe.com

To the Persons Listed on Schedule I attached hereto

Re:       GS Auto Loan Trust 2004-1
            Federal Tax Opinion

Ladies and Gentlemen:

            We have acted as special counsel to GS Whole Loan Trust, a Delaware statutory trust (the “Seller”), GS Auto Loan Trust 2004-1, a Delaware statutory trust (the “Issuer”), Goldman Sachs Mortgage Company, a New York limited partnership (the “Servicer”) and Goldman Sachs Asset backed Securities Corp., a limited purpose Delaware corporation (the “Depositor” and together with the Seller, the Servicer and the Issuer, the “GS Entities”), in connection with the execution and delivery of the documents defined on Schedule II hereto (collectively referred to herein as the “Transaction Documents”) related to the issuance and sale by the Issuer of the Notes.

            The Notes will be issued by the Issuer pursuant to an Indenture.  The Issuer will also issue certificated beneficial interests (the “Certificates”; and together with the Notes, the “Securities”) pursuant to a Trust Agreement.  The Class A Notes, Class B Notes and Class C Notes (the “Publicly Issued Notes”) will be sold to the various underwriters pursuant to an Underwriting Agreement. The Class D Notes and the Certificates will be sold to the initial purchaser underwriters pursuant to a Securities Purchase Agreement.

            Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to those terms in Schedule II hereto and in the Indenture.

I.          Documents Reviewed

            In rendering the opinions set forth herein, we have examined and relied on originals or copies of the each document listed in the Transaction Documents, the forms of the Notes, the registration statement on Form S-3 (No. 333-101904) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) on December 17, 2002, and Amendment No. 1 to such registration statement filed with the Commission on March 11, 2003 (such registration statement as so amended, not including the exhibits thereto, the Registration Statement”), and the prospectus supplement dated February 9, 2004 (the “Prospectus Supplement”) and the base prospectus dated February 6, 2004 (the “Base Prospectus” and together with the Prospectus Supplement, the “Prospectus”) filed with the

Commission pursuant to Rule 424(b) under the Act and the Private Placement Memorandum dated as of February 11, 2004, (the “Private Placement Memorandum”).

            The transactions contemplated by the Transaction Documents, the Prospectus and the Private Placement Memorandum are referred to herein collectively as the “Transactions.”

            In rendering the opinions set forth herein, we have also examined and relied on originals, or copies certified or otherwise identified to our satisfaction, of such (i) certificates of public officials, (ii) certificates and representations of officers and representatives of the GS Entities, and (iii) other documents and records, and we have made such inquiries of officers and representatives of the GS Entities, as we have deemed relevant or necessary as the basis for such opinions.  We have relied upon, and assumed the accuracy of, all such certificates and representations, documents and records and the representations and warranties made by the GS Entities in the Transaction Documents, in each case with respect to the factual matters set forth therein.  We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all copies submitted to us as certified or photostatic copies and the legal capacity of all natural persons.  In addition, as to the matters covered thereby, we have relied on the legal opinion of David Stiepleman on behalf of the GS Entities and the opinions of Richards, Layton & Finger on behalf of the Owner Trustee and Issuer, each dated as of the date hereof.

            The opinions set forth herein are based upon the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (the “IRS”) contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the IRS and existing judicial decisions.  No tax rulings will be sought from the IRS with respect to any of the matters discussed herein.  The statutory provisions, regulations and interpretations on which our opinions are based are subject to change, which changes could apply retroactively.  In addition, there can be no assurance that positions contrary to those stated in our opinions may not be taken by the IRS.

II.        Opinions Rendered

            Based upon the foregoing and assuming that the Transaction Documents are executed and delivered in substantially the form we have examined and that the transactions contemplated to occur under the Transaction Documents in fact occur in accordance with the terms thereof, it is our opinion that:

A.	The Publicly Issued Notes will be treated as debt for United States federal income tax purposes.
B.	The Class D Notes should be treated as debt for United States federal income tax purposes.
C.	The Issuer will not be classified for federal income tax purposes as an association or publicly-traded partnership taxable as a corporation

            The scope of these opinions are expressly limited to the issues set forth herein and are limited in all respects to laws and facts existing on the date hereof.  We express no opinion with respect to any other taxes or collateral tax consequences with respect to the Receivables or the Issuer.

Very truly yours,

\S\Mayer, Brown, Rowe & Maw LLP

MAYER, BROWN, ROWE & MAW LLP

SML/PJK/BF

Schedule I

GS Whole Loan Trust

Goldman Sachs Mortgage Company

Goldman Sachs Asset Backed Securities Corp.

GS Auto Loan Trust 2004-1

Goldman, Sachs & Co., as representative of the Underwriters and Initial Purchaser

Wells Fargo Bank, National Association, as Indenture Trustee

Wilmington Trust Company, as Owner Trustee

Standard and Poor's Ratings Services

Moody's Investors Service, Inc.

Schedule II

1.

The receivables purchase agreement, dated as of February 24, 2004 (the “Receivables Purchase Agreement”) between GS Whole Loan Trust, as seller (the “Seller”) and Goldman Sachs Asset Backed Securities Corp. (“GSWLT”), as purchaser (the “Purchaser”).

2.

The sale and servicing agreement, dated as of February 24, 2004 (the “Sale and Servicing Agreement”) among GS Auto Loan Trust 2004-1 (the “Issuer”), Goldman Sachs Mortgage Company (“GSMC”), as servicer (the “Servicer”) and GSWLT, as depositor (the “Depositor”).

3.	The indenture, dated as of February 24, 2004 (the “Indenture”) among Issuer and Wells Fargo Bank, National Association, as indenture trustee (the “Indenture Trustee”).
4.

The securities account control agreement, dated as of February 24, 2004 (the “Securities Account Control Agreement”) among the Depositor, the Issuer, the Indenture Trustee and Wells Fargo Bank, National Association as Accountholder.

5.	The amended and restated trust agreement, dated February 24, 2004 (the “Trust Agreement”) between the Depositor and Wilmington Trust Company, as owner trustee (the “Owner Trustee”).
6.	The underwriting agreement, dated February 9, 2004 (the “Underwriting Agreement”) between the Depositor and Goldman Sachs & Co., as representative for the underwriters (the “Representative”).
7.	The securities purchase agreement, dated as of February 11, 2004, between the Depositor and Goldman, Sachs & Co., as initial purchaser (the “Initial Purchaser”).